Exhibit 10.1

AMAZE HOLDINGS, INC.

December 16, 2025

Joel Krutz
krutzjoel@gmail.com

Re:	EMPLOYMENT OFFER

Dear Joel:

On behalf of Board of Amaze Holdings Inc. (“Amaze” or the “Company”), I am pleased to offer you a position as Chief Financial Officer of the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Offer”):

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Offer (your “Employment”), the Company agrees to employ you in the position of Chief Financial Officer or in such other position as the Company subsequently may assign to you. You will report to the Amaze’s Chief Executive Officer or to such other person as Amaze or the Company subsequently may determine. Unless otherwise agreed upon, you will work out of your home office in the New York Area. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Board or the Company’s management.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company. During your Employment, without the prior written approval of the Amaze’s Chief Executive Officer, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation. Notwithstanding the foregoing, you may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, work on open source projects, serve as an advisor to other companies and programmers, or manage personal investments without such advance written consent, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Offer. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Offer. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

(d) Commencement Date. You shall commence full-time Employment on January 5, 2026 (the “Start Date).

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $400,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures and subject to adjustment pursuant to the Company’s employee compensation policies as may be in effect from time to time.

(b) Restricted Stock Units. Subject to the approval of the Board and or the Compensation Committee of the Board (the “Committee”), Amaze shall grant you restricted stock units (the “RSUs”) as follows:

an aggregate value of two times of your base salary at time of grant at a price per share equal to the average closing price of Amaze’s common stock on the NYSE American for the 3 months prior to the date the RSUs are granted;

The RSUs shall vest over a period of three years from the date of grant, with one-third of the RSUs vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments thereafter until the third anniversary of the grant date. You should consult with your own tax advisor concerning the tax risks associated with accepting the Company’s RSUs. The RSUs will be an incentive to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Company’s Amended and Restated 2021 Equity Incentive Plan and in the Company’s standard form of RSU Agreement.

(c) Performance Bonuses. You will be eligible to receive a one-time performance bonus of $150,000 upon the Company’s successful increase in net liquidity of $5,000,000 by June 30, 2026. If the Company successfully increases net liquidity to over $10,000,000 by December 31, 2026, you will be eligible to receive an additional one-time performance bonus of $150,000. Any additional net liquidity above $10 Million in 2026 will be eligible for a 3% bonus on all additional net liquidity above $10 Million in 2026 that will be capped at an additional $300,000 potential bonus. After 2026, you will be eligible to receive performance bonuses subject to the Company achieving revenue targets and profit goals mutually set by C Level team.

3. Employee Benefits. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by Amaze and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Employment Relationship. Your Employment is for no specific period of time. Your Employment will be “at will,” meaning that either you or the Company may terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Offer. This is the full and complete agreement between you and the Company on this term. Although the Company may change your job duties, title, compensation and benefits and the Company’s personnel policies from time to time in the Company’s sole discretion, the “at will” nature of your employment may be changed only in an express written agreement signed by you and the Chief Executive Officer of Amaze.

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6. Pre-Employment Conditions.

(a) Confidentiality Agreement. Your acceptance of this offer and commencement of Employment with the Company is contingent upon your execution, and delivery of the Company’s Confidential Information and Invention Assignment Agreement in the form attached as Attachment A hereto (the “Confidentiality Agreement”), prior to or on your Start Date.

(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

(c) Verification of Information. This offer of Employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for Employment. By accepting this offer of Employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

7. Miscellaneous Provisions.

(a) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Offer, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Operating Agreement by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(b) Whole Agreement. Apart from any written side letter to be executed by bother parties, no other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Offer have been made or entered into by either party with respect to the subject matter hereof. This Offer and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(c) Withholding Taxes. All payments made pursuant to this Offer shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(d) Governing Law. The validity, interpretation, construction and performance of this Offer, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(e) Counterparts. This Offer may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

AMAZE HOLDINGS, INC.

By:	/s/ Aaron Day
(signature)

Name:	Aaron Day

Title:	Chair and CEO

ACCEPTED AND AGREED:

Joel Krutz
(name)

/s/ Joel Krutz
(signature)

December 17, 2025
Date

Anticipated Start Date: _January 5, 2026____________

Attachment A: Confidential Information and Invention Assignment Agreement

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ATTACHMENT A

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

(See Attached)